Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the  Registration Statement (Form S-3) and related Prospectus of Dynegy Inc. for the registration of 31,459,816 shares of common stock  and to the incorporation by reference therein of our reports dated March 14, 2013, with respect to the consolidated financial statements and schedules of Dynegy Inc.,  and the effectiveness of internal control over financial reporting of Dynegy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

October 2, 2013